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                                                                 Exhibit 23.4

                     INDEPENDENT AUDITORS' CONSENT

The Board of Directors
U.S. Office Products Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (333-01574), (333-12789) and (333-24581), on Form S-3 (333-10383)
and (333-14025) and on Form S-4 (333-13133) of U.S. Office Products Company of our reports dated August 28, 1996 with respect to the balance sheets of SFI Corp. and Hano Document Printers, Inc. as of December 31, 1995, and the related statements of income, stockholders' equity, and cash flows for the year ended December 31, 1995, which reports appear in this Current Report on Form 8-K of U.S. Office Products Company.

                                           KPMG Peat Marwick LLP
Norfolk, Virginia
April 22, 1997